Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
November 5, 2013	Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169 Jacquelinee.burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2013 Fourth Quarter and Full Year Results and
Provides Fiscal 2014 Outlook for Adjusted EPS of $7.25 to $7.50 and GAAP EPS of $6.30 to $6.70 per diluted share

St. Louis —November 5, 2013—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year 2013, which ended September 30, 2013. For the full fiscal year, the Company reported net earnings per diluted share of $6.47, an increase of 4.0% compared to the prior fiscal year and adjusted net earnings per diluted share of $6.96, up 12.3%. For the fourth fiscal quarter, net earnings per diluted share were $1.66 compared to $1.84 in the prior year fiscal quarter and adjusted net earnings for the quarter were $1.38 compared to $1.76 in the prior year fiscal quarter.

Fiscal 2013 Highlights (Unaudited)
Following is a summary of key fiscal 2013 year results. All comparisons are with fiscal year 2012, unless otherwise stated.

•	Fiscal 2013 net earnings per diluted share of $6.47, up 4.0%

•	Fiscal 2013 adjusted net earnings per diluted share of $6.96, up 12.3% (a)

•	Net sales of $4,466.0 million, down 2.2% (exclusive of currencies, down 1.1%) (b)

•	Gross Margin expansion of 30 basis points (up 90 basis points exclusive of currencies and 2013 restructuring related costs)

•	SG&A percent of net sales improvement of 110 basis points (improvement of 120 basis points exclusive of 2013 restructuring related costs)
(a) See Net Earnings/Diluted EPS tables below
(b) See Net Sales — Total Company table below

“Fiscal 2013 was another successful year for Energizer," said Ward M. Klein, Chief Executive Officer. "Adjusted net earnings per diluted share hit a record $6.96, up 12.3% versus the previous year, the second consecutive year of double digit adjusted net earnings per share growth in spite of unprecedented competitive activity, soft category dynamics, and currency headwinds. We also delivered on our commitment to return cash to shareholders by increasing our quarterly dividend 25% to $0.50 per share. Operationally, we made significant progress with our enterprise-wide restructuring project, which helped drive bottom line growth and enabled us to make investments in our businesses. In addition, we exceeded our working capital initiative goals ahead of schedule. As a result, we have reduced our average working capital investment by 480 basis points (as a percentage of net sales), or more than $250 million, since the inception of our program at the end of fiscal 2011, and expect to make additional progress as this continues to be an area of focus for the organization.
"I am also pleased to announce that we have closed on our acquisition of the Stayfree® pad, Carefree® liner and o.b.® tampon feminine hygiene brands in the U.S., Canada and the Caribbean," continued Mr. Klein. "We believe these brands provide a solid complement to our existing Playtex Feminine Care brands and strengthen our overall feminine care product portfolio.

“Looking toward fiscal 2014, integrating the recently acquired feminine care brands, restoring top-line growth in Personal Care, expanding distribution in Household Products, and continuing to execute against the restructuring and working capital projects will remain top priorities. The benefits we realize from the restructuring project and the working capital initiative are expected to provide additional means to drive shareholder value, support investments in our businesses and continue earnings growth. We expect top-line growth in our Personal Care business, but net sales are estimated to remain below fiscal 2013 levels within Household Products. Our initial financial outlook range for adjusted net earnings per diluted share is $7.25 to $7.50, representing mid single-digit growth versus a record fiscal 2013.”

The following tables provide a reconciliation of net earnings and net earnings per diluted share to adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

	Quarter Ended September 30,
	Net Earnings		Diluted EPS
	2013	2012	2013	2012
Net Earnings/Diluted EPS - GAAP (Unaudited)	$105.1	$117.0	$1.66	$1.84
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	22.5	4.6	0.37	0.07
Net pension/post-retirement curtailment gains	(44.0)	—	(0.70)	—
Prior restructuring	—	0.3	—	—
Other realignment / integration	1.3	1.4	0.02	0.02
Venezuela devaluation/other impacts	0.2	—	—	—
Litigation provision	—	(8.5)	—	(0.13)
Adjustment to prior years' tax accruals	1.9	(2.8)	0.03	(0.04)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$87.0	$112.0	$1.38	$1.76

Weighted average shares - Diluted			63.2	63.7

	Twelve Months Ended September 30,
	Net Earnings		Diluted EPS
	2013	2012	2013	2012
Net Earnings/Diluted EPS - GAAP (Unaudited)	$407.0	$408.9	$6.47	$6.22
Impacts, net of tax: Expense/(Income)
2013 restructuring and related costs	97.9	4.6	1.55	0.07
Net pension/post-retirement curtailment gains	(67.5)	—	(1.07)	—
Prior restructuring	—	(5.7)	—	(0.09)
Other realignment / integration	2.6	5.6	0.04	0.08
Venezuela devaluation/other impacts	6.3	—	0.10	—
Early termination of interest rate swap	—	1.1	—	0.02
Adjustment to prior years' tax accruals	(8.3)	(7.0)	(0.13)	(0.10)
Net Earnings/Diluted EPS - adjusted (Non-GAAP)	$438.0	$407.5	$6.96	$6.20

Weighted average shares - Diluted			62.9	65.7

Fourth Fiscal Quarter Highlights (Unaudited)
Following is a summary of key fourth quarter fiscal 2013 results. All comparisons are with the fourth quarter of fiscal year 2012, unless otherwise stated.

•	Net earnings per diluted share of $1.66

•	Adjusted net earnings per diluted share of $1.38

•	Net sales down 6.7% (in line with expectations)

•	Organic net sales down 4.9%

•	Gross margin expansion of 90 basis points (up 210 basis points exclusive of currencies and 2013 restructuring related costs)

•	Lower overhead spending

Energizer reported fourth fiscal quarter net earnings of $105.1 million, or $1.66 per diluted share. This compares with $117.0 million, or $1.84 per diluted share in the year ago quarter. Included within the reported results are restructuring related pre-tax costs of approximately $34 million, inclusive of certain information technology enablement costs (included in SG&A) and obsolescence charges related to the exit of certain non-core product lines (included in Cost of products sold). This is more than offset by a pre-tax benefit of approximately $70 million related to the curtailment gain recorded as a result of the previously disclosed discontinuation of certain post-retirement benefits. Adjusted net earnings per diluted share were $1.38 for the current year fiscal quarter as compared to $1.76 in the prior year quarter. Fourth fiscal quarter results reflect the impact of the expected net sales shortfall within the Household Products segment due to the loss of distribution in two U.S. retail customers (as discussed in the third fiscal quarter release), increased advertising and sales promotion (A&P) spending, and the unfavorable impact of currencies. These shortfalls were partially offset by the continued benefit of cost savings resulting from the 2013 restructuring project and the favorable impact of organic sales growth in Personal Care.

Net Sales - Total Company (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2013

	Q4	%Chg	Twelve Months	%Chg
Net Sales - FY '12	$1,143.2		$4,567.2
Organic	(56.0)	(4.9)%	(50.5)	(1.1)%
Impact of currency	(21.1)	(1.8)%	(50.7)	(1.1)%
Net Sales - FY '13	$1,066.1	(6.7)%	$4,466.0	(2.2)%

Net sales for the fourth fiscal quarter decreased 6.7%, primarily driven by customer losses in the Household Products segment and unfavorable foreign currency rates. These declines were partially offset by volume and pricing growth in the Personal Care segment. Excluding the impact of unfavorable currencies, organic net sales declined 4.9%.
Gross margin for the fourth fiscal quarter increased 90 basis points to 47.0%. The increase in gross margin was primarily driven by the benefits from the 2013 restructuring project and favorable product costs.
Advertising and sales promotion was $121.6 million in the fourth fiscal 2013 quarter, or 11.4% of net sales. This represents an increase of approximately $22 million versus the prior year quarter, and up 270 basis points as a percent of net sales, due to incremental investments.
Selling, general, and administrative expense was approximately $213 million in the fourth fiscal 2013 quarter, or 20.0% of net sales, compared to approximately $215 million, or 18.8% of net sales, in the prior year quarter. Included within the current quarter results was approximately $2 million of information technology enablement costs that are recorded within SG&A but are considered part of the overall 2013 restructuring project. The lower SG&A costs are primarily due to the benefits realized from the 2013 restructuring project and, to a lesser extent, the impact of foreign currencies. The increase in SG&A as a percent of net sales was due to the top-line decline mentioned above.
Interest expense was $31.5 million for the quarter as compared to $33.2 million for the same quarter in the prior fiscal year as a result of lower average debt outstanding.
Other financing income was $9.5 million for the fourth fiscal quarter reflecting foreign currency hedging contract gains, as compared to income of $6.6 million in the prior year quarter.
The effective tax rate in the fourth fiscal quarter was 34.2%. The full year fiscal 2013 effective tax rate was 28.3%, which was favorably impacted by costs in the current fiscal year associated with our 2013 restructuring initiative that have been primarily incurred in the U.S., which has resulted in a higher tax benefit as compared to our overall global effective tax rate, and to a lesser extent, the favorable impact of items such as the retroactive reinstatement of the Research and Development (R&D) credit.

Offsetting a portion of this favorability was the net pension and postretirement curtailment gain recorded in fiscal 2013, as this gain was incurred at the higher U.S. rate.  Exclusive of the tax impact of the GAAP to non-GAAP reconciling items detailed in the earlier twelve month table, the effective tax rate for the fiscal year was 29.5% in 2013 as compared to 29.1% on a similar basis in the prior year.
Average diluted shares outstanding for the fourth fiscal quarter of 2013 were 63.2 million, down 0.5 million shares as compared to the same period in fiscal 2012 as the result of share repurchases in fiscal 2012.
Average working capital as a percent of sales was 18.1%, a 330 basis point reduction versus the end of fiscal 2012. In addition, this represents a 480 basis point reduction versus the 22.9% fiscal 2011 baseline established at the beginning of the improvement initiative, which equated to a $257.1 million reduction in average working capital investment for fiscal 2013 versus the fiscal 2011 baseline.
Capital spending in the quarter was approximately $32 million, a decrease of $3 million versus the prior year quarter. Depreciation expense was approximately $37 million, inclusive of approximately $6 million of accelerated depreciation on assets impacted by the 2013 restructuring project. The charges for accelerated depreciation are included in the 2013 restructuring line in the Statement of Earnings (Condensed).

Key Segment Results (Unaudited)
Following is a summary of key fourth fiscal 2013 quarter results by reportable segment. All comparisons are with the fourth quarter of fiscal 2012, unless otherwise stated.
Personal Care

•	Net sales up 0.4%

•	Organic net sales up 2.7%

•	Segment profit of $111.3 million, up 11.6%, excluding currencies

Net Sales - Personal Care (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2013

	Q4	%Chg	Twelve Months	%Chg
Net Sales - FY '12	$590.1		$2,479.5
Organic	15.9	2.7%	4.1	0.2%
Impact of currency	(13.5)	(2.3)%	(34.7)	(1.4)%
Net Sales - FY '13	$592.5	0.4%	$2,448.9	(1.2)%

Segment Profit - Personal Care (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2013

	Q4	%Chg	Twelve Months	%Chg
Segment Profit - FY '12	$109.5		$470.7
Operations	12.8	11.6%	27.4	5.9%
Impact of currency	(11.0)	(10.0)%	(22.9)	(4.9)%
Segment Profit - FY '13	$111.3	1.6%	$475.2	1.0%

Organic net sales in the fourth fiscal quarter increased 2.7% due primarily to growth in Wet Shave and Feminine Care of approximately 4% and 10%, respectively, partially offset by declines in Infant and Skin Care.
Segment profit in the fourth fiscal quarter increased $1.8 million inclusive of the negative impact of currencies. Excluding the impact of unfavorable currencies, segment profit increased 11.6% due to the gross profit impact of the organic net sales gains and continued spending favorability driven by the Company's cost savings initiatives.

Household Products

•	Net sales down 14.4%

•	Organic net sales down 13.0%

•	Segment profit of $79.1 million

Net Sales - Household Products (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2013

	Q4	%Chg	Twelve Months	%Chg
Net Sales - FY '12	$553.1		$2,087.7
Organic	(71.9)	(13.0)%	(54.6)	(2.6)%
Impact of currency	(7.6)	(1.4)%	(16.0)	(0.8)%
Net Sales - FY '13	$473.6	(14.4)%	$2,017.1	(3.4)%

Segment Profit - Household Products (In millions - Unaudited)
Quarter and Twelve Months Ended September 30, 2013

	Q4	%Chg	Twelve Months	%Chg
Segment Profit - FY '12	$112.8		$400.2
Operations	(27.6)	(24.5)%	52.1	13.0%
Impact of currency	(6.1)	(5.4)%	(11.7)	(2.9)%
Segment Profit - FY '13	$79.1	(29.9)%	$440.6	10.1%

Organic net sales in the fourth fiscal quarter decreased 13.0% in the fourth fiscal 2013 quarter versus prior year due to the previously mentioned loss of distribution within two U.S. retail customers, continued category declines, the exiting of certain non-core product lines in fiscal 2013 as part of the Company's 2013 restructuring initiatives, and prior year hurricane volumes that did not repeat in the current year quarter.
Segment profit in the fourth fiscal quarter declined approximately $34 million due primarily to the gross profit impact from the net sales decline mentioned above, increased brand building investments, and unfavorable foreign currency rates. The aforementioned declines were partially offset by continued favorability in overhead costs resulting from the 2013 restructuring project and favorable product input costs.

2013 Restructuring Project
Restructuring savings in the fourth fiscal quarter are estimated to be approximately $47 million, with the primary impact reflected in improved gross margin in Household Products and lower overhead expenses. For the full fiscal year, the Company estimates that gross restructuring savings were approximately $103 million. In addition, headcount reductions have totaled nearly 1,400 to date. The Company estimates that an additional $80 to $100 million of gross pre-tax savings will be realized during fiscal 2014, bringing the gross pre-tax total project savings to near $200 million cumulative. As previously mentioned, the 2013 restructuring project is ahead of schedule and the Company continues to estimate that total gross pre-tax savings of approximately $225 million will be realized in fiscal 2015.
Restructuring related charges for the quarter and full fiscal year were approximately $34 million and $151 million, respectively. These amounts are inclusive of certain information technology enablement costs (included in SG&A) and obsolescence charges related to the exit of certain non-core product lines (included in Cost of products sold) that are considered part of the overall restructuring project. The Company estimates that restructuring costs for fiscal 2014 will be in the range of $70 to $90 million, with estimated cumulative total restructuring project costs remaining near $250 million.

Fiscal Year 2014 Financial Outlook
The Company's initial financial outlook for adjusted net earnings per diluted share for fiscal 2014 is $7.25 to $7.50. Following is a summary of key assumptions included within the initial fiscal 2014 financial outlook. All comparisons are with the full fiscal year 2013, unless otherwise stated.

•	Diluted GAAP EPS in the range of $6.30 to $6.70

•	Adjusted EPS in the range of $7.25 to $7.50, which excludes items such as restructuring and integration costs

•	Flat organic net sales growth, excluding the impact of the acquisition

•	Mid single-digit net sales growth, including the impact of the acquisition

•	$80 to $100 million incremental year over year gross pre-tax savings from the 2013 restructuring project

•	Estimated restructuring related charges of $70 to $90 million

•	Modest diluted EPS accretion from the acquisition of the Stayfree® pad, Carefree® liner and o.b.® tampon feminine hygiene brands in the U.S., Canada and the Caribbean

•	Unfavorable foreign currency impact of approximately $20 to $25 million, based upon recent rates

Excluding the impact of the acquisition, Personal Care organic sales growth is expected to increase low-single digits driven by the continued launch of innovation, international growth, and pricing. For Household Products, the Company expects mid single-digit net sales declines due primarily to the full year impact of the loss of two U.S. customers and approximately $18 million of storm volumes that occurred in the first quarter of fiscal 2013 that are not forecasted to be repeated.

The Company expects to continue to realize significant savings from the 2013 restructuring project, yielding an additional $80 to $100 million of gross pre-tax benefit in fiscal 2014. These savings are expected to help offset the aforementioned top-line shortfall while providing incremental brand building investment funds.

For the first half of fiscal 2014, the Company expects net sales and adjusted net earnings per diluted share to decline versus prior year due primarily to the aforementioned top-line softness within Household Products and continued competitive pressures with improvement versus the prior year expected in the back half of fiscal 2014.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter earnings and earnings guidance for fiscal 2014. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors", “Investor Information”, and “Webcasts and Presentations” tabs or by using the following link:

http://edge.media-server.com/m/p/jygyprb8/lan/en

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors”, “Investor Information”, “Webcasts and Presentations”, and "Audio Archives" tabs.
# # #
Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this discussion includes non-GAAP measures. These non-GAAP measures, such as historical and forward-looking adjusted net earnings per diluted share, operating results, organic sales and other comparison changes, exclude the impact of currencies, the devaluation of the Venezuela Bolivar Fuerte, early termination of interest rate swaps, litigation provisions, the costs associated with restructuring, effects of certain acquisitions, certain tax items including adjustments to prior years' tax accruals, pension curtailment and certain other items as outlined in this announcement are not in accordance with, nor are they a substitute for, GAAP measures. Additionally, we are unable to provide a reconciliation of forward-looking adjusted net earnings per diluted share due to uncertainty regarding future restructuring related charges and the impact of fluctuations in foreign currencies and the cost of raw materials. The Company believes these non-GAAP measures provide a meaningful comparison to the corresponding historical or future period and assist investors in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, statements regarding future company-wide or segment sales, earnings and earnings per share, investments, capital expenditures, product launches, consumer trends, the competitive environment, cost savings related to restructuring projects, and the timing of such savings, costs necessary to achieve those savings, improvements to working capital levels and the timing and savings associated with such improvements, the impact of price increases, advertising and promotional spending, the impact of foreign currency movements, category value and future growth in our businesses. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “will,” “should,” “forecast,” “outlook,” or other similar words or phrases, and include the statements in the section entitled “Fiscal Year 2014 Financial Outlook.” These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	General market and economic conditions;

•	Market trends in the categories in which we operate;

•	The success of new products and the ability to continually develop and market new products;

•	Our ability to attract, retain and improve distribution with key customers;

•	Our ability to continue planned advertising and other promotional spending;

•
Our ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	The impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	Our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	Our ability to improve operations and realize cost savings;

•	The impact of raw material and other commodity costs;

•	The impact of foreign currency exchange rates and currency controls as well as offsetting hedges;

•	Our ability to acquire and integrate businesses;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in Energizer's publicly filed documents, including its annual report on Form 10-K for the year ended September 30, 2012.

ENERGIZER HOLDINGS, INC.
STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2013	2012	2013	2012

Net sales	$1,066.1	$1,143.2	$4,466.0	$4,567.2
Cost of products sold	564.5	615.8	2,361.7	2,429.3
Gross profit	501.6	527.4	2,104.3	2,137.9

Selling, general and administrative expense	212.7	215.0	825.0	895.1
Advertising and sales promotion expense	121.6	99.6	439.9	449.5
Research and development expense	25.5	30.6	99.0	112.5
2013 restructuring	30.2	—	139.3	—
Net pension/post-retirement curtailment gains	(70.2)	—	(107.6)	—
Prior restructuring	—	0.4	—	(6.8)
Interest expense	31.5	33.2	130.5	127.3
Other financing items, net	(9.5)	(6.6)	10.3	(5.1)
Earnings before income taxes	159.8	155.2	567.9	565.4
Income tax provision	54.7	38.2	160.9	156.5
Net earnings	$105.1	$117.0	$407.0	$408.9

Earnings per share
Basic	$1.69	$1.86	$6.55	$6.30
Diluted	$1.66	$1.84	$6.47	$6.22

Weighted average shares of common stock - Basic	62.3	62.8	62.1	64.9
Weighted average shares of common stock - Diluted	63.2	63.7	62.9	65.7

See Accompanying Notes

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
September 30, 2013
(In millions, except per share data - Unaudited)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two segments - Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care) and Household Products (Battery and Portable Lighting). Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructurings (including our current restructuring project), acquisition integration or business realignment activities, and amortization of intangible assets. Financial items, such as interest expense and income, are managed on a global basis at the corporate level. The exclusion from segment results of charges such as other acquisition transaction and integration costs, and substantially all restructuring and realignment costs, reflects management's view on how it evaluates segment performance.

The Company's operating model includes a combination of stand-alone and combined business functions between the Personal Care and Household Products businesses, varying by country and region of the world. Shared functions include product warehousing and distribution, various transaction processing functions, and in most countries, a combined sales force and management. The Company applies a fully allocated cost basis, in which shared business functions are allocated between the segments. Such allocations are estimates, and do not necessarily represent the costs of such services if performed on a stand-alone basis.

For the quarter and twelve months ended September 30, 2013, the Company recorded pre-tax expense of $30.2 million and $139.3 million, respectively, related to its 2013 restructuring. These costs are reported on a separate line in the accompanying Consolidated Statements of Earnings (Condensed). It should be noted that pre-tax costs of $2.0 million and $5.2 million, respectively, associated with certain information technology enablement activities related to our restructuring initiative were included in SG&A on the Consolidated Statements of Earnings (Condensed) for the quarter and twelve months ended September 30, 2013. Also, pre-tax costs of $1.4 million and $6.1 million, respectively, were recorded for the quarter and the twelve months ended September 30, 2013, associated with obsolescence charges related to the exit of certain non-core product lines as part of our restructuring initiative are included in Cost of products sold on the Consolidated Statements of Earnings (Condensed). The information technology costs and non-core inventory obsolescence charges are considered part of the total restructuring project costs incurred for our restructuring initiative.

In the first quarter of fiscal 2013, the Company approved and communicated changes to its U.S. pension plan, which is the most significant of the Company's pension obligations. Effective January 1, 2014, the pension benefit earned to date by active participants under the legacy Energizer U.S. pension plan will be frozen and future service benefits will no longer be accrued under this retirement program. In July 2013, the Company finalized and communicated a decision to discontinue certain post-retirement medical and life insurance benefits. The communication was provided to all eligible participants of the impacted plans and advised that the Company would discontinue all benefits associated with the impacted plans effective December 31, 2013. As a result of these actions, for the quarter and twelve months ended September 30, 2013, the Company recorded a net pre-tax curtailment gain of $70.2 million and $107.6 million, respectively. These gains are reported on a separate line in the Consolidated Statements of Earnings (Condensed).

For the twelve months ended September 30, 2013, the Company recorded expense of approximately $6 million, respectively, related primarily to the devaluation of its net monetary assets in Venezuela as a result of accounting for the translation of this affiliate under the accounting rules governing a highly inflationary economy. These results reflect an exchange rate of 6.30 Venezuelan Bolivar Fuerte to one U.S. dollar, which is the official exchange rate in Venezuela. These impacts, which are included in Other financing items, net on the accompanying Consolidated Statements of Earnings (Condensed), are not considered in the evaluation of segment profit. However, normal operating results in Venezuela, such as sales, gross profit and spending, have been negatively impacted by translating at less favorable exchange rates and by the impact of unfavorable economic conditions in the country. These operating results remain part of the reported segment totals. The negative segment impacts of the Venezuela devaluation and the unfavorable economic impact on operating results are discussed separately when considered relevant to understanding the year-over-year comparatives.

Segment sales and profitability for the quarter and twelve months ended September 30, 2013 and 2012, respectively, are presented below.

	Quarter Ended September 30,		Twelve Months Ended September 30,
Net Sales	2013	2012	2013	2012
Personal Care	$592.5	$590.1	$2,448.9	$2,479.5
Household Products	473.6	553.1	2,017.1	2,087.7
Total net sales	$1,066.1	$1,143.2	$4,466.0	$4,567.2

Personal Care	$111.3	$109.5	$475.2	$470.7
Household Products	79.1	112.8	440.6	400.2
Total segment profit	190.4	222.3	915.8	870.9
General corporate and other expenses	(40.0)	(38.6)	(141.5)	(151.7)
2013 restructuring (1)	(33.6)	(7.3)	(150.6)	(7.3)
Net pension/post-retirement curtailment gains	70.2	—	107.6	—
Prior restructuring	—	(0.4)	—	6.8
Litigation provision (2)	—	13.5	—	—
ASR integration	(0.7)	(2.1)	(2.5)	(8.4)
Amortization of intangibles	(4.5)	(5.6)	(20.1)	(22.7)
Venezuela devaluation/other impacts	(0.2)	—	(6.3)	—
Interest and other financing items	(21.8)	(26.6)	(134.5)	(122.2)
Total earnings before income taxes	$159.8	$155.2	$567.9	$565.4
(1) Includes pre-tax costs of $2.0 million and $5.2 million, respectively, for the quarter and twelve months ended September 30, 2013, associated with certain information technology and related activities, which are included in SG&A on the Statement of Earnings (Condensed). Additionally, this includes pre-tax costs of $1.4 million and $6.1 million, respectively, for the quarter and twelve months ended September 30, 2013, associated with obsolescence charges related to the exit of certain non-core product lines as a result of our restructuring, which are included in Cost of products sold on the Statement of Earnings (Condensed).
(2) Reversal of prior year third quarter fiscal 2012 provision.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended September 30,			Twelve Months Ended September 30,
Net Sales	2013	2012	% Change	2013	2012	% Change
Wet Shave	$426.5	$420.3	1%	$1,619.0	$1,644.2	(2)%
Alkaline batteries	299.0	349.3	(14)%	1,245.9	1,263.4	(1)%
Other batteries and lighting products	174.6	203.8	(14)%	771.2	824.3	(6)%
Skin Care	62.9	67.8	(7)%	429.0	430.2	—%
Feminine Care	47.9	43.6	10%	177.1	178.3	(1)%
Infant Care	41.0	46.8	(12)%	169.2	180.3	(6)%
Other personal care products	14.2	11.6	22%	54.6	46.5	17%
Total net sales	$1,066.1	$1,143.2	(7)%	$4,466.0	$4,567.2	(2)%

3.
Basic earnings per share is based on the average number of common shares outstanding during the period. Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.	Working Capital Metrics at September 30, 2013 as compared to September 30, 2012 and September 30, 2011 (our base period for our Working Capital improvement initiative), are presented below.

Working Capital Metrics
($ in millions)	FY '13	Days	FY '12	Days	FY '11	Days

Receivables, as reported (1)	$590.8		$697.7		$717.5
Less: Trade allowance in accrued liabilities	(106.2)		(101.8)		(96.6)
Receivables, adjusted (2)	484.6	39.6	595.9	47.6	620.9	48.8

Inventories (3)	634.3	98.3	667.3	100.3	697.1	101.7

Accounts Payable	311.4	48.2	286.8	43.1	253.4	37.0

Average Working Capital, net (4)	$807.5		$976.4		$1,064.6

Average Working Capital as % of Net Sales (5)	18.1%		21.4%		22.9%

Working Capital Highlights (unaudited)
- Improvement in all three major working capital areas
- Reduced average working capital percent of net sales by 480 basis points and average working capital investment by $257 million v. FY'11 baseline
- Exceeded targeted Working Capital reduction goals of 400 basis points (as a percent of net sales) and $200 million v. FY'11 baseline

(1) FY'11 Receivables reflects reclass adjustments disclosed in Q2 2012, for all quarters in fiscal 2011.
(2) Trade receivables adjusted for trade allowance recorded as a reduction of net sales per US GAAP, but included in accrued expenses on the consolidated Balance Sheet.
(3) Inventory adjusted to exclude short term inventory build as a result of plant closures related to the 2013 restructuring.
(4) Average Working Capital calculated using an average of the four quarter end balances for each working capital component.
(5) Average Working Capital / Trailing 4 Quarter net sales.

Statements in this Working Capital Comparative are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties, which could cause actual performance or achievements to differ materially from those expressed in or indicated by those statements. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements. Please refer to "Forward Looking Statements" in the release as well as Energizer's publicly filed documents for the risks that may cause actual results to differ from statements herein, including its annual report on Form 10-K for the year ended September 30, 2012.